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                                     EXHIBIT 3.1


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                                  STATE OF DELAWARE
                                                                PAGE 1
                           OFFICE OF THE SECRETARY OF STATE
                        -------------------------------------


    I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "PETSMART, INC.", FILED IN THIS OFFICE ON THE TWENTY-FIRST DAY OF JUNE, A.D. 1996, AT 12:30 O'CLOCK P.M.

    A CERTIFIED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS FOR RECORDING.


                                       /s/ EDWARD J. FREEL
                   [SEAL]              ----------------------------------------
                                       EDWARD J. FREEL, SECRETARY OF STATE

                                       AUTHENTICATION:
                                                       7997456
                                                 DATE:
                                                       06-21-96

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                             CERTIFICATE OF AMENDMENT OF
                       RESTATED CERTIFICATE OF INCORPORATION OF
                                    PETsMART, INC.

         PETsMART, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

    FIRST:    The name of the Corporation is PETsMART, Inc.

    SECOND:   The date on which the Certificate of Incorporation of the
Corporation was originally filed with the Secretary of State of the State of Delaware is August 11, 1986.

    THIRD:    The Board of Directors of the Corporation, acting in accordance with the provisions of Section 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Restated Certificate of Incorporation as follows:

         The first paragraph of Article IV shall be amended and restated to read in its entirety as follows:

         "The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is Two Hundred Sixty Million (260,000,000). Two Hundred Fifty Million (250,000,000) shares shall be Common Stock, each having a per value of one hundredth of one cent ($0.0001). Ten Million (10,000,000) shares shall be Preferred Stock, each having a per value of one hundredth of one cent ($0.0001)."

    FOURTH:   Thereafter pursuant to a resolution of the Board of Directors this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.


                                                            STATE OF DELAWARE
                                                            SECRETARY OF STATE
                                                        DIVISION OF CORPORATIONS
                                                       FILED 12:30 PM 06/21/1996
                                                           960182220 - 2098534



                                          1.

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    IN WITNESS WHEREOF, PETsMART, Inc. Has caused this Certificate of Amendment to be signed by its President and attested to by its Secretary this 21st day of June, 1996.

                                       PETsMART, Inc.

                                       By: /s/ Mark S. Hansen
                                          -------------------------------------
                                            Mark S. Hansen
                                            President

Attest:

/s/ Alan C. Mendelson
- -----------------------------------
Alan C. Mendelson
Secretary


                                          2.